Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

WMK, INC.

(“Buyer”)

AND

WMK ACQUISITION, INC.

(“Merger Sub”)

AND

HASCO MEDICAL, INC.

(the “Company”)

August 14, 2015

-i-

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	21

5.1	Organization; Authorization.	21
5.2	Execution and Delivery; Enforceability.	21
5.3	Noncontravention.	21
5.4	Brokerage.	22
5.5	Financing.	22

ARTICLE 6	CONDITIONS PRECEDENT	22

6.1	Conditions to Buyer’s and Merger Sub’s Obligations.	22
6.2	Conditions to the Company’s Obligations.	23

ARTICLE 7	ADDITIONAL COVENANTS AND AGREEMENTS	24

7.1	Pre-Closing Covenants and Agreements.	24
7.2	Miscellaneous Covenants.	29
7.3	No Shop.	31
7.4	Labor Relations	31

ARTICLE 8	TERMINATION	31

8.1	Termination by Mutual Consent.	31
8.2	Unilateral Termination.	31
8.3	Effect of Termination.	33
8.4	Fees and Expenses.	33

ARTICLE 9	CERTAIN DEFINITIONS	34

ARTICLE 10	CONSTRUCTION; MISCELLANEOUS PROVISIONS	40

10.1	Notices.	40
10.2	Entire Agreement.	41
10.3	Modification.	42
10.4	Jurisdiction and Venue; Waiver of Trial by Jury.	42
10.5	Specific Performance.	42
10.6	Binding Effect.	43
10.7	Headings.	43
10.8	Number and Gender; Inclusion.	43
10.9	Counterparts.	43
10.10	Third Parties.	43
10.11	Disclosure Letter and Exhibits.	43
10.12	Time Periods.	43
10.13	Construction.	44
10.14	Governing Law.	44
10.15	Severability	44

-ii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into as of the 14th day of August, 2015, among WMK, Inc., an Ohio corporation (“Buyer”), WMK Acquisition, Inc., a Florida corporation (“Merger Sub”) and HASCO Medical, Inc., a Florida corporation (the “Company”).

RECITALS:

A.        WHEREAS, the Board of Directors of each of Buyer, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Buyer upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporations Act (the “FBCA”).

B.        WHEREAS, the Board of Directors of each of Buyer and the Company has determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Buyer has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

C.        WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Shares (as hereafter defined) shall be converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein.

D.        WHEREAS, the Company’s Board of Directors has received the opinion of its financial advisor to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair from a financial point of view to such stockholders.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

Definitions

1.1       Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

ARTICLE 2

The Merger

2.1       The Merger.

2.1.1    Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the

Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

2.1.2    Effect of the Merger.      At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub.

2.2       Closing; Effective Time.  Subject to the provisions of Article 6, the closing of the Merger (the “Closing”) shall take place at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. Eastern Standard Time on the third (3rd) Business Day after the date on which each of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at such time), or at such other place, at such other time or on such other date as Buyer, Merger Sub and the Company may mutually agree; provided, however, that notwithstanding the foregoing, Buyer shall be permitted to delay the Closing until no later than November 30, 2015.  The date of the Closing is referred to herein as the “Closing Date.”  At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Florida in the form required by and executed in accordance with the applicable provisions of the FBCA.  The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree and set forth in the Certificate of Merger (the “Effective Time”).

2.3       Articles of Incorporation; Bylaws; Directors and Officers.

2.3.1    Articles of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

2.3.2    Bylaws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Bylaws of Merger Sub shall become the Bylaws of the Surviving Corporation.

2.3.3    Directors and Officers.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation.

ARTICLE 3

Merger Consideration; Effect on Capital Stock; Exchange of Certificates

3.1       Merger Consideration.  In consideration of the Merger, and subject to the terms and conditions contained herein, Buyer shall pay an aggregate amount (the “Merger

Consideration”) for the Shares equal to (subject to adjustment as set forth in this Article 3) Twenty Three Million Five Hundred Thousand Dollars ($23,500,000).

3.2       Payment of Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay the Merger Consideration, less the portion thereof otherwise allocable in accordance with Section 3.3.5 to Dissenting Shares, by wire transfer of immediately available funds to the Exchange Agent to an account as directed by the Exchange Agent prior to the Closing (the “Exchange Agent Account”).  Funds in the Exchange Agent Account may be invested by the Exchange Agent only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, such commercial bank having at least $100,000,000 in assets or in money market funds which are invested in the foregoing investments, and any net earnings with respect thereto shall be paid to Buyer.  The funds in the Exchange Agent Account shall not be used for any other purpose, except as provided in this Agreement.

3.3       Effect on Capital Stock.

3.3.1    Company Stock; Exchange Procedures.

(a)        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any Stockholder, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.3.1(c) and any Dissenting Shares which have been perfected in accordance with Section 607.1323 of the FBCA) shall be converted automatically into the right for the Stockholder holding such Share to receive such Stockholder’s Per Share Merger Consideration in accordance with this Agreement.

(b)        Cancellation of Shares.  From and after the Effective Time, all Shares (other than any Shares to be canceled and extinguished pursuant to Section 3.3.1(c) and any Dissenting Shares which have been perfected in accordance with Section 607.1323 of the FBCA) shall, without any further action, automatically be canceled and shall cease to exist, and each Stockholder holding a certificate which previously represented any such Share (a “Company Certificate”) or book-entry shares that immediately prior to the Effective Time represented any such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto other than the right to receive such Stockholder’s Per Share Merger Consideration in accordance with this Agreement.

(c)        Treasury Shares.  Immediately prior to the Effective Time, each Share held in the Company’s treasury shall, without any further action, automatically be canceled and extinguished without any conversion thereof or payment therefor.

(d)        Exchange Procedures.  As soon as practicable after the Effective Time, the Company shall mail or cause the Exchange Agent to mail to each Stockholder:

(i) a letter of transmittal (the “Stockholder Letter of Transmittal”), which shall specify that the delivery of the consideration to be paid to such Stockholder under this Agreement shall only be effected upon delivery of the applicable Company Certificate(s) or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or such other documentation as provided in Section 3.3.1(e)), and (ii) instructions for effecting the surrender of each Company Certificate or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or such other documentation as provided in Section 3.3.1(e)) in exchange for the amount to be paid to such Stockholder pursuant to this Agreement.  Upon receipt by the Exchange Agent of a Company Certificate or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or the delivery of such other documentation as provided in Section 3.3.1(e)) together with such Stockholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, Exchange Agent shall deliver same to the Buyer and the Company, and the Stockholder surrendering the Company Certificate or transferring of the Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable to such Stockholder pursuant to this Agreement, without interest thereon.  The Exchange Agent shall make such payments to each other Stockholder, within five (5) Business Days after the receipt by the Exchange Agent of the requisite deliveries from such Stockholder.

(e)        Lost, Stolen or Destroyed Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery by such Person of an indemnity agreement in favor of the Surviving Corporation in customary form and substance as reasonably determined by Buyer, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive pursuant to this Agreement, had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation.

3.3.2    Intentionally omitted.

3.3.3    Merger Sub Stock.  Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

3.3.4    No Liability.  Notwithstanding anything to the contrary in Section 3.3, neither the Company, Buyer nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

3.3.5    Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under Section 607.1302 of the FBCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any Stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 607.1323 of the

FBCA shall not be converted into, or represent the right to receive, any Merger Consideration.  Any such Stockholder shall instead be entitled to receive payment of the fair cash value of such Stockholder’s Dissenting Shares in accordance with the provisions of Section 607.1302 of the FBCA; provided, however, that all Dissenting Shares held by any Stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 607.1323 of the FBCA, or waived or lost such Stockholder’s rights to appraisal of such Shares under Section 607.1323 of the FBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration to which such Stockholder would otherwise be entitled to under this Agreement, without any interest thereon, and Buyer or the Surviving Corporation shall pay such amount to the Exchange Agent (for the benefit of such Stockholder) via wire transfer of immediately available funds to the Exchange Agent Account upon surrender of the Company Certificates that formerly evidenced such Shares in the manner provided in this Agreement.  The Company shall give Buyer (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company and (ii) the opportunity to participate in any proceedings with respect to demands for appraisal under the FBCA.  Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4       Allocation to Stockholders of the Merger Consideration.  The payment by Buyer of the Merger Consideration allocable to the Stockholders into the Exchange Agent Account shall constitute payment by Buyer to each Stockholder and satisfaction of Buyer’s obligation to pay such amount hereunder.  After such payment by Buyer, the Exchange Agent shall be solely responsible for allocating and distributing to each Stockholder such Stockholder’s respective share of the Merger Consideration from the Exchange Agent Account.  The portion of the Merger Consideration allocated to each Stockholder shall be paid and distributed to such Stockholder by the Exchange Agent as provided in the Stockholder Letter of Transmittal.  Nothing in this Section 3.4 is intended or shall be construed to confer on any Stockholder rights against Buyer related to the portion of the Merger Consideration allocated to such Stockholder or the net proceeds received after delivery of same into the Exchange Agent Account.

3.5       Required Withholding.  Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, the Surviving Corporation, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold, as the case may be, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of any Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement and such amounts shall be delivered by Buyer, the Company, the Surviving Corporation or the Exchange Agent to the applicable Taxing Authority.

ARTICLE 4

Representations and Warranties Concerning the Company

The Company represents and warrants to Buyer and Merger Sub that:

4.1       Organization and Good Standing; Authority; Enforceability.

4.1.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Section 4.1.1 of the Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each of the Acquired Companies has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.  The Company has delivered or made available to Buyer a true, complete and correct copy of the Charter Documents, in effect as of the date hereof, for each of the Acquired Companies.

4.1.2    The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company pursuant hereto (collectively, the “Company Ancillary Agreements”), and upon receipt of the Stockholder Approval, to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

4.1.3    This Agreement has been, and each Company Ancillary Agreement will upon delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

4.2       Capital Stock.

4.2.1    Capital Stock of the Company.  The total number of shares of capital stock of all classes which the Company has the authority to issue is Two Billion Three Million (2,003,000,000) shares, which are classified as Two Billion (2,000,000,000) Common Shares, par value $0.001 per share, and Three Million (3,000,000) Preferred Shares, par value $0.001 per share.  Of such authorized shares, a total of One Billion Seven Million Seven Hundred Eighty One Thousand One Hundred Sixty One (1,007,781,161) Common Shares and zero (0) Preferred

Shares are issued and outstanding (collectively, the “Outstanding Shares”).  All of the Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and in the case of Outstanding Shares issued on and after June 2009 were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.  Except as set forth in Section 4.2.1 of the Disclosure Letter:  (a) there are no voting trusts, proxies, or other agreements or understandings of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company to which the Company is a party; (b) there does not exist nor is there outstanding any right or security granted by the Company to, issued by the Company to, or entered into by the Company with, any Person to cause the Company to issue, grant or sell any shares of capital stock of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement by the Company to grant or issue any such right or security or make any payment of any amount based on the value of the Company or any Company security; (c) there is no obligation, contingent or otherwise, of the Company to:  (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (d) there are no bonds, debentures, notes or other indebtedness issued by the Company which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote.

4.2.2    Capital Stock of the Subsidiaries.  The capital stock of each Subsidiary is as set forth in Section 4.2.2 of the Disclosure Letter.  There are no voting trusts, proxies, or other agreements or understandings to which any Subsidiary is a party with respect to the voting of any shares of capital stock of any Subsidiary.  There does not exist nor is there outstanding any right or security granted by any Subsidiary to, issued by any Subsidiary to, or entered by any Subsidiary into with, any Person to cause such Subsidiary to issue, grant or sell any shares of capital stock of such Subsidiary to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of such Subsidiary, or any other similar right, security, instrument or agreement), and there is no commitment or agreement by any Subsidiary to grant or issue any such right or security.  There is no obligation, contingent or otherwise, of any Subsidiary to:  (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of such Subsidiary or make any payment of any amount based on the value of such Subsidiary or any capital stock or other equity interests of such Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person (other than the other Acquired Companies).  There are no bonds, debentures, notes or other indebtedness issued by any Subsidiary which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary are entitled to vote.  The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests of each Subsidiary are owned by the Company or another Subsidiary as set forth in Section 4.2.2 of the Disclosure

Letter, free and clear of any Liens and have not been issued in violation of any preemptive or similar rights.

4.3       Subsidiaries; Other Ventures.  Except as set forth in Section 4.2.2 of the Disclosure Letter, the Company does not have any Subsidiaries.  Neither the Company nor any of its Subsidiaries owns of record or beneficially any equity interest in any other Person (other than ownership of equity interests in a Subsidiary by the Company or another Subsidiary), nor is any Acquired Company a partner or member of any partnership, limited liability company or joint venture.

4.4       Noncontravention.

4.4.1    Except (i) as set forth in Section 4.4.1 of the Disclosure Letter and (ii) assuming all consents, approvals, authorizations, permits, filings and notifications set forth in Section 4.4.2 of the Disclosure Letter have been obtained or made, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will:  (x) conflict with or result in a breach (with or without notice or lapse of time, or both) of, or give rise to a right of termination, cancellation, consent, acceleration or modification under, any provisions of the Charter Documents of any Acquired Company; (y) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of any Acquired Company to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Company pursuant to, any Material Contract, License or Lease to which any Acquired Company is a party or subject to; or (z) contravene, conflict with or result in a violation of, or constitute a failure to comply with any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected.

4.4.2    Other than the filing of the Certificate of Merger and except as set forth in Section 4.4.2 of the Disclosure Letter, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by any Acquired Company (or on the part of any acquirer of the Acquired Companies other than such consents, approvals, authorizations, permits, filings or notifications which are required to be made solely due to the specific nature of Buyer or due to any Orders to which Buyer may be subject) in connection with:  (i) the execution and delivery of this Agreement or any Company Ancillary Agreement or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.5       Financial Statements.

(a)        Prior to the date hereof, the Company has filed with the SEC the consolidated balance sheet of the Acquired Companies as of December 31, 2014, and December 31, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, as reported in the Company’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Exchange Act, accompanied by the audit report of Weaver and Tidwell, L.L.P., the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Financial Statements fairly present, and the consolidated balance sheets of Company (including the related notes, where applicable) included in the SEC Reports and the Information Statement filed or to be filed after the date of this Agreement will fairly present, in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the Financial Statements (including the related notes, where applicable) fairly present, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the SEC Reports and the Information Statement filed or to be filed after the date of this Agreement (including the related notes, where applicable) will fairly present, in all material respects the results of the consolidated operations and changes in shareholders’ equity and cash flows of the Acquired Companies for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared, or will be prepared, as applicable, in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The balance sheet as of December 31, 2014, which is included in the Financial Statements, is referred to herein as the “Acquisition Balance Sheet.”

(b)        Except as described in the SEC Reports, the Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Company auditors and the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2012, none of the Company, its auditors, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any oral or written notification of any matter set forth in the preceding clause (x) or (y) except as described in the SEC Reports.

4.6       No Undisclosed Liabilities.  Except as set forth in Section 4.6 of the Disclosure Letter, none of the Acquired Companies has any liability or obligation (whether matured, unmatured, fixed or contingent or otherwise) (collectively, “Liabilities”) of any kind other than (a) Liabilities to the extent reserved in the Acquisition Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice after December 31, 2014 (none of which relates to or is in the nature of a breach of contract, breach of warranty, tort, infringement or violation of Law) and (c) Liabilities under Contracts and commitments described on Section 4.14 of the Disclosure Letter or under Contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on Section 4.14 of the Disclosure Letter (none of which relates to or is in the nature of a breach of contract, breach of warranty, tort, infringement or violation of Law).

4.7       Absence of Certain Changes or Events.  Since the date of the Acquisition Balance Sheet, there has not been a Material Adverse Effect.  Since the date of the Acquisition Balance Sheet, except as set forth in the SEC Reports or Section 4.7 of the Disclosure Letter:

(a)        other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting policies or practices of any of the Acquired Companies;

(b)        (i) none of the Acquired Companies has made, or granted, (A) any loans, bonus or any wage, severance or termination pay, salary or compensation increase to any current director or officer or, except in the ordinary course of business consistent with past practice, any other employee, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, except as expressly required by the terms thereof, or (C) any equity or equity-based compensation award; and (ii) none of the Acquired Companies has amended in any material respect or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(c)        none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances between or among Acquired Companies or advances to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice) or capital contribution to or capital investment in, or otherwise acquired (including by purchase of the assets or by any other manner) any capital stock or business of any Person, or a division or a substantial portion of the assets thereof (other than inventory), or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions;

(d)        none of the Acquired Companies has amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;

(e)        none of the Acquired Companies has sold, assigned, licensed or transferred (i) any tangible or intangible property or assets having a book value, in any individual case, in excess of Fifty Thousand Dollars ($50,000) (except for sales of inventory and non-

exclusive licenses in the ordinary course of business consistent with past practice) or (ii) any Company Intellectual Property listed in Section 4.13(a) of the Disclosure Letter;

(f)        none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually, except purchases of assets for immediate resale to customers or purchases of inventory and supplies, in each case in the ordinary course of business consistent with past practice;

(g)       none of the Acquired Companies has amended or modified in any material respect or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(h)       none of the Acquired Companies has authorized for issuance, issued, transferred or sold or agreed or committed to issue, transfer or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(i)        none of the Acquired Companies has declared, set aside or paid any dividends or distributions with respect to its equity securities (whether in cash or in kind), or purchased or redeemed any of their respective outstanding equity securities;

(j)        none of the Acquired Companies has incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) in the ordinary course of business consistent with past practice for amounts not to exceed Fifty Thousand Dollars ($50,000) in any individual case and One Hundred Fifty Thousand Dollars ($150,000) in the aggregate or (ii) pursuant to existing financing arrangements which are listed in Section 4.14(n) of the Disclosure Letter;

(k)       none of the Acquired Companies has mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any material portion of its properties or assets;

(l)        none of the Acquired Companies has settled, released, waived or compromised any pending or threatened suit, action, proceeding or investigation in any manner; and

(m)      none of the Acquired Companies has entered into any written agreement to do any of the foregoing (other than this Agreement).

4.8       Taxes.

(a)        All Tax Returns for all open years required to be filed by or with respect to any of the Acquired Companies have been timely and properly filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all respects.  All Taxes due and payable by any of the Acquired Companies (whether or not shown on such Tax Returns) have been timely paid in full, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings or have not been finally determined.

(b)       There are no Tax claims, assessments, examinations, audits or proceedings by any Taxing Authority currently in progress, pending, proposed in writing, or, to the Company’s Knowledge, threatened in connection with any Tax Returns of the Acquired Companies or any Taxes due from or with respect to any of the Acquired Companies.

(c)       There are not currently in force any waivers or agreements binding upon any of the Acquired Companies for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

(d)       Each of the Acquired Companies has timely and properly withheld and paid to the appropriate Governmental Authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(e)        None of the Acquired Companies is a party to or bound by or has any obligation under any Tax allocation or Tax sharing agreement, or any similar agreement.

(f)        There are no Liens for Taxes upon any of the assets or properties of any of the Acquired Companies, other than for Taxes not yet due and payable.

(g)       There is no claim by any jurisdiction in which the Acquired Companies do not file Tax Returns or pay Taxes that any of the Acquired Companies is required to so file or pay.

(h)       None of the Acquired Companies (i) is or, since January 1, 2010, has been a member of an affiliated group as defined in Section 1504 of the Code or a group filing a combined, consolidated or unitary Tax Return under any state, local or foreign Tax Law (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any analogous provision of any state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(i)        None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of any state or local Tax Law), (iii) prepaid amount received, or paid, on or prior to the Closing Date, (iv) installment sale or open transaction arising in a taxable period or portion thereof ending on or before the Closing Date, (v) deferred gains arising prior to the Closing Date, or (vi) election under section 108(i) of the Code (or any analogous provision of state or local Tax Law).

(j)        None of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k)       The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(l)         Except as set forth in Section 4.8(l) of the Disclosure Letter, each of the Acquired Companies has collected all sales and use Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authorities.

(m)      No closing agreement pursuant to Section 7121 of the Code (or any analogous provision of state, local or foreign Tax Law) has been entered into by or with respect to any of the Acquired Companies.

(n)       None of the Acquired Companies has entered into any transactions that are or would be part of any “reportable transaction” under sections 6011, 6111 or 6112 of the Code (or any analogous provision under any state or local Tax Law).

4.9       Employees.  Except as set forth in Section 4.9(a) of the Disclosure Letter, there are no, and in the past two (2) years there have been no, pending, or to the Company’s Knowledge, threatened controversies, grievances, charges, lawsuits or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or any employee benefits.  Except as set forth in Section 4.9(b) of the Disclosure Letter, none of the Acquired Companies is a party to any collective bargaining agreement or presently negotiating any collective bargaining agreement nor is there pending or underway any union organizational activities or proceedings with respect to employees of any of the Acquired Companies, and, to the Company’s Knowledge, there have not been any union organizational activities or proceedings within the past three (3) years.  Except as set forth in Section 4.9(c) of the Disclosure Letter, there is no labor strike, slowdown, lockout or stoppage pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, nor has there been any such action within the past three (3) years.  Except as set forth in Section 4.9(d) of the Disclosure Letter, the Acquired Companies are in material compliance with all applicable Laws relating to employment, employment practices, employment eligibility, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks, and the proper classification of individuals as contractors or employees and are not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing.  None of the Acquired Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and there are no investigations, audits or similar proceedings against the any Acquired Company alleging breach or violation of any labor or employment law.

4.10     Employee Benefit Plans and Other Compensation Arrangements.  (a)  Set forth on Section 4.10(a) of the Disclosure Letter is a list of all Plans with respect to which any of the

Acquired Companies currently is the sponsor or under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has or has had in the three (3) years preceding the Closing Date any present or future liability.

(b)       Except as set forth on Section 4.10(b) of the Disclosure Letter:

(i)        none of the Acquired Companies or their respective ERISA Affiliates maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not, within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company, its Subsidiaries or any of its ERISA Affiliates previously maintained or contributed to within the preceding six (6) years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a multiemployer Plan, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  “ERISA Affiliate” means any corporation or other trade or business that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code;

(ii)       each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects and, to the Company’s Knowledge, no event has occurred or no condition exists that could adversely affect the qualified status of any such Plan or result in the imposition of any liability, Tax or penalty imposed by ERISA, the Code or other applicable law;

(iii)      with respect to each Plan, the Seller has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) the most recent summary plan description and other material written communications; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports;

(iv)      no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

(v)       for each Plan subject to Title IV of ERISA (other than a multiemployer Plan), (i) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could result in liability or a failure to satisfy its “minimum funding standards” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred and (ii) no such plan is in “at risk” status within the meaning of ERISA;

(vi)      neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event) could (x) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise, (y) materially increase any benefits otherwise payable under any Plan, or (z) result in any acceleration of the timing of payment or vesting of any benefits or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans;

(vii)     none of the Plans provides medical benefits to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by Section 4980B of the Code;

(viii)    with respect to each Plan (other than a multiemployer Plan):  (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including, without limitation, any routine requests for information from the PBGC) or, to the Company’s knowledge, threatened; and

(ix)      no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

4.11     Permits; Compliance with Laws.

(a)       Each of the Acquired Companies has been and continues to be in compliance in all material respects with all applicable Laws (including Environmental Laws), and possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”).  All such Permits are set forth in Section 4.11(a) of the Disclosure Letter.  None of the Acquired Companies is in default or violation (and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party in any material respect.  In the past three (3) years, none of the Acquired Companies has received any written notice from any Governmental Authority regarding any, or been charged with any, actual, alleged, possible or potential material violation of, or material failure to comply with, any Law (including any Environmental Law) or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected or by which any properties or assets owned or used by the Company are bound or affected.  None of the Acquired Companies have engaged in any illegal, material unfair or material deceptive business practices.

(b)       The Acquired Companies have filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013, with the SEC, any state or other federal regulatory authority and any foreign regulatory authority, and have paid all fees and assessments due and payable in connection therewith. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2012, by any Acquired Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “SEC Reports”), as of the date of such SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date or amendment of any SEC Reports (but, in each case, before the date of this Agreement) will be deemed to modify information as of an earlier date.  Since January 1, 2012, as of their respective dates, all SEC Reports (including SEC Reports that were subsequently amended before the date of this Agreement to restate financial statements or otherwise respond to comments of the SEC staff, but only as so amended) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto.

4.12     Real and Personal Properties.

(a)        The Acquired Companies do not own, directly or indirectly, any real property or interests in real property.  Section 4.12(a) of the Disclosure Letter identifies all of the real property devised by leases, subleases, licenses or other occupancy agreements (collectively, the “Leases”) to any of the Acquired Companies (collectively, the “Leased Real Property”).  The Leased Real Property constitutes all interests in real property currently used by the Acquired Companies for the continued operation of the business of the Acquired Companies.

(b)        Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein.  Each of the Leases are in full force and effect and enforceable by the Acquired Company which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions.  No Acquired Company, and to the Company’s Knowledge no other party to a Lease, is in breach of or in material default under any Lease and there exists no condition, state of facts or event that with the passage of time or giving of notice would constitute a breach or a default on the part of any Acquired Company, or to the Company’s Knowledge on the part of any other party to a Lease, in the performance of any obligations under any Lease.  The applicable Acquired Company’s possession and quiet enjoyment of the real property subject to a Lease has not been disturbed.

(c)        The Acquired Companies own each of the items of material tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for (i) Liens identified or described in Section 4.12(c) of the Disclosure Letter and (ii) Permitted Liens.

4.13     Intellectual Properties.

(a)        Section 4.13(a) of the Disclosure Letter sets forth a listing of all registered Company Intellectual Property and all pending applications therefor.

(b)        Section 4.13(b) of the Disclosure Letter sets forth a listing of all written licenses pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other Contract under which any of the Acquired Companies grants or receives any rights to Intellectual Property (the “Licenses”).

(c)        Except as set forth in Section 4.13(c) of the Disclosure Letter, the Acquired Companies are the exclusive owners of and possess all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens, except the Permitted Liens.  Their Company Intellectual Property is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(d)        The Acquired Companies have a valid and enforceable right or license to use (as currently being used) the material Intellectual Property used in their businesses that is owned by a third party, subject to the Enforceability Exceptions.

(e)        The Company Intellectual Property and the Intellectual Property used but not owned by the Acquired Companies are not subject to any material restrictions or limitations regarding use or disclosure other than pursuant to a written License applicable thereto.

(f)        None of the Acquired Companies has received in the three (3) year period prior to the date of this Agreement any written notice (including cease and desist letters or invitations to take a patent license) regarding the infringement or misappropriation by any Acquired Company of any Intellectual Property of any third party.

(g)        (i) The conduct of the Acquired Companies’ businesses does not infringe upon or misappropriate any Intellectual Property of any third party, and (ii) to the Company’s Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.

4.14     Contracts.  Section 4.14 of the Disclosure Letter sets forth a listing as of the date hereof of all of the Contracts in effect as of the date hereof of the following types to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies are bound or are subject:

(a)        Contracts or group of related Contracts, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods, materials, supplies, equipment or services by any Acquired Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of Fifty Thousand Dollars ($50,000);

(b)        Contracts or group of related Contracts between any Acquired Company and any customer or supplier set forth in Section 4.20(a) of the Disclosure Letter and Section 4.20(b) of the Disclosure Letter, respectively;

(c)        joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(d)        Contracts relating to (A) the acquisition by any Acquired Company of any operating business or capital stock of any other Person or (B) the acquisition or disposition of any business or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), entered into by any Acquired Company or under which any Acquired Company will have any obligation with respect to an “earn-out”, contingent purchase price or similar contingent payment obligation, or any other liability after the date of this Agreement;

(e)        employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of One Hundred Thousand Dollars ($100,000) per annum;

(f)        (A) Contracts that presently limit in any material respect the freedom of any Acquired Company to engage in any business or compete with any Person, (B) Contracts that contain a provision for exclusivity or any similar requirement, or (C) Contracts or group of related Contracts that contain a requirement of any Acquired Company to grant “most favored nation” pricing or terms;

(g)        (A) Contracts or Leases relating to the Leased Real Property listed in Section 4.12(a) of the Disclosure Letter and (B) any other Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property or the lessor of any real property, or holds or operates any material tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000);

(h)        other than Contracts for the sale of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Fifty Thousand Dollars ($50,000) and under which any Acquired Company has any continuing liability or obligation;

(i)        Contracts providing for severance, retention, change in control or other similar payments;

(j)        Contracts with any labor union or association representing any employee of the Acquired Companies;

(k)        Contracts with any Stockholder, or any current or former officer or director of any Acquired Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(l)        Contracts relating to payment by the Acquired Companies of any rebates or refunds to any Person in excess of Fifty Thousand Dollars ($50,000);

(m)      the Licenses;

(n)       Contracts relating to the incurrence of Indebtedness and Contracts under which any Acquired Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business; and

(o)       any other Contract used in the operation or conduct of the business of the Acquired Companies entered into outside the ordinary course of business to which any Acquired Company is a party or by or to which any Acquired Company is bound or subject and that has an aggregate future liability to any person in excess of One Hundred Thousand Dollars ($100,000).

As of the date hereof, no Acquired Company is a party to or bound by any Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act, other than such Contracts that have been filed or incorporated by reference in the SEC Reports filed prior to the date of this Agreement.   Correct and complete copies of each Contract required to be identified in Section 4.14 of the Disclosure Letter, including amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer.  All of the Material Contracts are in full force and effect and are enforceable against the Acquired Company that is a party thereto, and to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions.  Each of the Acquired Companies (as the case may be) has performed all obligations in all material respects required to be performed by it pursuant to such Material Contracts and is not in violation or default in any material respect under any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by the Acquired Companies (as the case may be) under any of the Material Contracts.  To the Company’s Knowledge, (i) no other party is in default of violation of, nor has exercised any termination rights with respect to, any Material Contract, and (ii) there are no existing threats of default, breaches or violations of any of such Material Contracts by any other party thereto.

4.15     Litigation.  Except for the matters in Section 4.15 of the Disclosure Letter, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity (collectively, “Actions”), pending, or to the Company’s Knowledge, threatened against the Acquired Companies.  None of the Acquired Companies is subject to any Order or is in breach or violation of any Order.

4.16     Brokerage.  No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Merger or other transactions contemplated by this Agreement.

4.17     Insurance.  Section 4.17 of the Disclosure Letter sets forth a listing of all insurance policies or binders currently owned, held by or applicable to any of the Acquired Companies (or its respective assets or business), copies of which have been made available to Buyer.  All such policies are in full force and effect, provide coverage for the operations conducted by the Acquired Companies of a scope and coverage consistent with customary practice in the industries in which the Acquired Companies operate, and all premiums that are due and payable with respect to such policies have been paid.  No Acquired Company is in material default with respect to its obligations under any such insurance policy.  During the past two (2) years, none of the Acquired Companies has made any claim under any such insurance policies as to which coverage has been denied or disputed (other than reservation of rights letters) by the applicable insurers, and no written notice of cancellation or non-renewal or, to the Company’s Knowledge, threatened termination of any such insurance policies has been received.  There are no outstanding recommendations or requirements by any current insurer which would require any material changes to the conduct of the Acquired Companies’ business or require any material capital expenditures with respect to repairs or other work to be done with respect to any of the assets or properties of any of the Acquired Companies.  None of the Acquired Companies has any self-insurance or co-insurance programs.

4.18     Environmental Matters.

(a)       There has been no generation, treatment, storage, Release, threatened Release, disposal, arranging for disposal or transport of any Hazardous Material, regardless of quantity at, on, under, or from any of the Leased Real Property or any other location by any Acquired Company, except in compliance with applicable Environmental Laws.

(b)       None of the Acquired Companies has agreed to assume or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws.

(c)        No Acquired Company is subject to any Action relating to Environmental Laws or has received any notice, order or other communication from any Governmental Authority or any Person claiming that any of the Acquired Companies is, or may be, liable under Environmental Laws, including for personal injury or property damage or for any other costs or expenses related to any Release, threatened Release, treatment, storage or disposal or arranging for disposal of, or exposure to, any Hazardous Material.

(d)       To the Company’s Knowledge, Hazardous Material is not present at or about any of the Leased Real Property, or any other facility currently owned, leased or operated by any Acquired Company, in condition that would reasonably be expected to give rise to liability to any Acquired Company relating to Environmental Law.

4.19     Related Party Transactions.  There are no transactions, Contracts or understandings between any Acquired Company, on the one hand, and any Affiliate or Affiliates of any Acquired Company (other than another Acquired Company), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.  Without limiting the foregoing, except as set forth in Section 4.19 of the Disclosure Letter, no Affiliate, employee, officer, director, stockholder, partner or member of any Acquired Company, or any member of his or her immediate family or any of their respective Affiliates (each a “Related Person”): (a) owes any amount to any Acquired Company, nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by any Acquired Company or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment.

4.20     Customers and Suppliers.  Section 4.20(a) of the Disclosure Letter lists the names and addresses of the five (5) largest customers of the Acquired Companies and Section 4.20(b) of the Disclosure Letter lists the names and addresses of the five (5) largest suppliers of the Acquired Companies in the trailing twelve-month period ending on the date of the Acquisition Balance Sheet, indicating the dollar amount received from such customer or paid to such supplier during the period from January 1, 2014 to June 30, 2015.  Except as set forth in Section 4.20(c) of the Disclosure Letter, none of the customers identified in Section 4.20(a) of the Disclosure Letter and none of the suppliers identified in Section 4.20(b) of the Disclosure Letter has materially reduced the volume of business that it does with the Acquired Companies since June 30, 2014, or notified the Acquired Companies that such customer or supplier has cancelled, terminated or otherwise materially altered the volume of business that it does with Acquired Companies or intends to do so.

ARTICLE 5

Representations and Warranties of Buyer

Each of Buyer and Merger Sub jointly and severally represents and warrants to the Company as follows:

5.1       Organization; Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.  Each of Buyer and Merger Sub has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer or Merger Sub pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the Merger and other transactions contemplated herein and therein.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer and Merger Sub.

5.2       Execution and Delivery; Enforceability.  This Agreement has been, and each Buyer Ancillary Agreement will upon such delivery be, duly executed and delivered by Buyer and Merger Sub, as applicable, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3       Noncontravention.

(a)        Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements, the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby or thereby, nor the compliance by Buyer and Merger Sub with any of the provisions hereof or thereof, will:  (i) conflict with or result in a breach of Buyer or Merger Sub of any provisions of their respective Charter Documents; or (ii) contravene, conflict with or result in a violation of, or constitute a failure to comply with any Law or Order applicable to Buyer or Merger Sub or by which any properties or assets owned or used by Buyer or Merger Sub is bound or affected; except, in the case of clauses (ii) of this Section 5.3(a), as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Buyer or Merger Sub to consummate the Merger or other transactions contemplated by this Agreement.

(b)        No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer or Merger Sub in connection with:  (i) the execution, delivery and performance by Buyer or Merger Sub of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof or the consummation of the Merger or other transactions contemplated hereby or thereby.

5.4       Brokerage.  Other than Raymond James & Associates, Inc. no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation for which the Company could have any liability prior to the Closing in connection with the consummation of the Merger or other transactions contemplated by this Agreement.

5.5       Financing.  Buyer has delivered to the Company true and correct copies of (i) financial statements of Buyer as of December 31, 2014 and June 30, 2015 and for the year and six (6) months ended, respectively, and (ii) term sheets, financing letters or similar instruments with respect to its debt and equity financing in an aggregate amount sufficient (a) to deposit with the Exchange Agent the aggregate Merger Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts in respect of the Indebtedness to be retired or refinanced at Closing, as contemplated by Schedule 6.2 when due, and (c) to pay all related fees and expenses of Buyer, or required to be paid by Buyer, associated therewith.

ARTICLE 6

Conditions Precedent

6.1       Conditions to Buyer’s and Merger Sub’s Obligations.  The obligations of Buyer and Merger Sub to consummate the closing of the Merger and other transactions contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)        not later than 11:59 pm EST on the date hereof (the “Stockholder Approval Delivery Date”), the Company shall obtain and deliver evidence to Buyer that this Agreement shall have been adopted by the requisite consent of at least a majority of the stockholders of the Company in accordance with the FBCA and the Company’s Charter Documents (the “Stockholder Approval”);

(b)        no more than 10% of the Shares shall be Dissenting Shares;

(c)        all authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made;

(d)        there shall be no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority nor other Law or legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)        (i) (A) the representations and warranties of the Company contained in the Fundamental Representations shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and (B) the other representations and warranties of the Company in Article 4 shall be true and correct as of the Closing Date, except for any failure of such representations and warranties referenced in the immediately preceding clause (B) to be so true and correct which has not had and would not be reasonably likely to have a Material Adverse Effect; and (ii) the Company shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Company prior to the Closing; and (iii) Buyer shall have received a certificate from the Company stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

(f)        since the date of this Agreement, a Material Adverse Effect shall not have occurred; and

(g)       Buyer shall have received from the Company the certificate described in Section 6.1(e)(iii).

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.  Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied for purposes of this Section 6.1.

6.2       Conditions to the Company’s Obligations.  The obligations of the Company to consummate the closing of the Merger and other transactions contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

(a)        the Company shall have obtained the Stockholder Approval;

(b)        all authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made;

(c)        there shall be no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority nor other Law or legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d)       (i) the representations and warranties of Buyer and Merger Sub contained in Article 5 shall be true and correct as of the Closing Date as if made as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), except for any failure to be so true and correct which has not had and would not be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement; (ii) Buyer and Merger Sub shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer and Merger Sub prior to the Closing; and (iii) the Company shall have received a certificate from Buyer stating that each of the conditions specified above in clauses (i) and (ii) is satisfied

(e)        Buyer shall have furnished to the Company evidence that (i) the Merger Consideration is fully-funded in immediately available funds; (ii) its financing sources are ready, willing and able to repay in full or refinance the Company’s Indebtedness listed on Schedule 6.2; and (iii) the Buyer has made arrangements reasonably acceptable to the Company and its principal shareholders and/or their Affiliates either (x) to effect the release of  personal guarantees, or liability as maker, or status as noteholder of Indebtedness (including the release of any collateral provided as security for such guarantees) provided by such principal shareholders and/or their Affiliates or (y) to indemnify such principal shareholders and/or their Affiliates with respect to any losses suffered in connection with such guarantees, or liability as maker, or status as noteholder; and

(f)        The Company shall have received from Buyer the certificate described in Section 6.2(d)(iii).

Any agreement or document to be delivered to the Company pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Company.  The Company may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied for purposes of this Section 6.2.

ARTICLE 7

Additional Covenants and Agreements

7.1       Pre-Closing Covenants and Agreements.

7.1.1    Conduct of Business.  Except as consented to in writing by Buyer, during the period until the earlier to occur of the termination of this Agreement in accordance with Article 8 or the Closing Date (the “Pre-Closing Period”), the Company shall and shall cause the other Acquired Companies to (i) operate in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Acquired Subsidiaries and preserve present relationships with customers and vendors of the Acquired Companies and neither the Company nor any of the other Acquired Companies shall:

(a)        effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(b)        issue, deliver or sell, pledge, dispose of or otherwise encumber any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(c)        declare, set aside, establish a record date for, make or pay any dividend or other distribution in respect of the capital stock or other securities of the Company or any of its Subsidiaries or repurchase, redeem or otherwise acquire or offer to acquire any outstanding shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(d)        amend its Charter Documents;

(e)        permit the Company or any of its Subsidiaries to enter into or modify any Contract with any of its Affiliates;

(f)        dissolve or liquidate the Company or any of its Subsidiaries or initiate proceedings to do the same;

(g)        create, assume, or incur any funded indebtedness or guarantee any such indebtedness, other than (A) indebtedness and guarantees between the Company and any of its Subsidiaries or between any of such Subsidiaries and (B) indebtedness that will be repaid on or before the Closing Date;

(h)        sell, lease, license, assign, transfer, convey or otherwise dispose of properties or assets of the Company or any of its Subsidiaries (other than the sale of assets purchased on behalf of customers) having an aggregate value in excess of Fifty Thousand Dollars ($50,000), other than for fair value in the ordinary course of business;

(i)        purchase any other business or Person (whether by merger, consolidation, share exchange, business combination, recapitalization, asset or equity acquisition, customer contract purchase, division purchase or otherwise) or enter into any transaction for or acquire any assets (other than inventory in the ordinary course of business), rights, business, securities or other properties of any other Person;

(j)        enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate;

(k)        prepare or file any Tax Return materially inconsistent with the Company’s past practice; take any position or adopt any method on any Tax Return that is materially inconsistent with positions taken or methods used by the Company in preparing or filing similar Tax Returns in prior periods; make, change or rescind any Tax election; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any actions or proceedings relating to Taxes; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)        effectuate a “plant closing” or a “mass layoff” (as defined in the WARN Act or similar state law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries;

(m)      (A) increase, or accelerate the payment of, or the compensation payable to, its present or former directors, officers or employees, other than as may be required by the terms of any employment agreement or Plan set forth in Section 4.10(a) of the Disclosure Letter as in effect on the date hereof, (B) loan or advance any money or other property to, or make any guarantees of money for the benefit of, any of its present or former directors, officers or employees (other than advances to employees for business expenses incurred in the ordinary course of business), (C), grant any severance or termination pay to any of its present or former directors, officers or management employees except as may be required by the terms of any Plan set forth in Section 4.10(a) of the Disclosure Letter, (D) make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or severance agreement (except in the ordinary course of business consistent with past practice), (E) grant or make commitments to grant in the future, any equity or equity-based awards, (F) establish, adopt, enter into, amend in any material respect or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement or (G) hire any management employee or voluntarily terminate any management employee, except for cause;

(n)        make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

(o)        enter into, modify in any material respect or terminate any labor or collective bargaining agreement of the Company or its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(p)        cancel or compromise any material debt or claim or waive or release any material right of the Company or its Subsidiaries, except in the ordinary course of business;

(q)        settle, release, waive or compromise any pending or threatened suit, action, proceeding or investigation;

(r)        amend or modify in any material respect, or terminate any Material Contract; or

(s)        agree to take any action not permitted to be taken pursuant to this 7.1.1.

7.1.2    Stockholder Consent; Information Statement.

(a)        The Company shall use commercially reasonable efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the Stockholder Approval in accordance with applicable law, the Articles of Incorporation and the Bylaws of the Company. The Stockholder Approval shall be irrevocable with respect to all Shares that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b)       The Company shall prepare and, within five (5) Business Days following the date hereof, file with the SEC an information statement (the “Information Statement”) as promptly as practicable following the date of this Agreement.  The Information Statement shall (i) explain that the Board of Directors of the Company unanimously recommended that the holders of Shares approve the Merger; (ii) in accordance with the requirements of Section 607.0704 of the FBCA, notify any holder of Company Common Stock who did not execute the Stockholder Approval of the corporate action taken by those Stockholders who did execute the Stockholder Approval; and (iii) include the required notice under the FBCA that the holders of Shares are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger.  The Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Buyer shall furnish all information concerning it and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement and shall provide Buyer with copies of all correspondence between it, its Subsidiaries and its representatives, on the one hand, and the SEC, on the other hand, with respect thereto. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Buyer an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) include in such document or response all comments reasonably proposed by Buyer.

(c)        If, prior to the Effective Time, any event occurs with respect to the Company or any Acquired Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Information Statement that is required to be described in an amendment of, or a supplement to, the Information Statement, the Company shall promptly notify Buyer of such event, and Buyer and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 7.1.2(c) shall limit the obligations of any party under Section 7.1.2(b).

(d)       If, prior to the Effective Time, any event occurs with respect to Buyer or any Affiliate of Buyer, or any change occurs with respect to other information supplied by Buyer for inclusion in the Information Statement that is required to be described in an amendment of, or a supplement to, the Information Statement, Buyer shall promptly notify the Company of such event, and Buyer and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 7.1.2(d) shall limit the obligations of any party under Section 7.1.2(b).

(e)        As soon as reasonably practicable (but in any event within five (5)  Business Days) following the date on which the SEC staff advises that it has no further comments on the Information Statement, the Company shall commence mailing of the Information Statement to the holders of Shares.

7.1.3    Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other transactions contemplated hereby by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.1.4    Access.  During the Pre-Closing Period, Buyer and its representatives (including any financing sources and their respective representatives) shall be entitled to make such investigation of the properties, businesses and operations of the Acquired Companies (including reasonable access to the personnel, the Leased Real Property, counsel, accountants, consultants, representatives of the Acquired Companies) and such examination of the books and records of the Acquired Companies (consistent with the terms of the Confidentiality Agreement) as it reasonably requests and to make extracts and copies of such books and records at its own expense.  The Company shall use reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Acquired Companies to cooperate with Buyer and its representatives in connection with such investigation and examination, and Buyer and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.

7.1.5    Satisfaction of Closing Conditions.  During the Pre-Closing Period and subject to the terms and conditions of this Agreement, the Company, Buyer and Merger Sub will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 6 and to consummate the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties shall cooperate with each other with respect to each of the foregoing.

7.1.6    Pre-Closing Publicity.  During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by the Company and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system.

7.1.7    Consents.  After the date hereof and prior to the Closing, the Company shall, upon request of Buyer, use its commercially reasonable efforts, but excluding making any expenditures or payments to any third party, to obtain the consent, in form and substance reasonably satisfactory to Buyer, from any party to a Material Contract that is required to be obtained by an Acquired Company in connection with the transactions contemplated by this Agreement.

7.2       Miscellaneous Covenants.

7.2.1    Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and the Company shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by the Company, its Subsidiaries or their representatives or are otherwise expressly allocated to Stockholders hereunder.

7.2.2    No Assignments.  No assignment or transfer of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that Buyer or Merger Sub may assign this Agreement, in whole or in part, or any of its rights or delegate any of its duties under this Agreement to one or more Affiliates of Buyer.

7.2.3    Confidentiality Agreement.  Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement relating to confidential information of the Company executed by Buyer and the Company, dated April 30, 2015 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate at the Closing.

7.2.4    Continuation of Indemnification.  Following the Closing, Buyer agrees to cause each Acquired Company, including the Surviving Corporation, to, in accordance with its Charter Documents, indemnify and hold harmless each of the present and former directors and officers of such Acquired Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at Law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of such Acquired Company, the consummation of the Merger (including any claim in respect of Dissenting Shares) or the status of such individual as a director or officer prior to the Closing, to the fullest extent permitted by any applicable Law.  Buyer agrees to unconditionally guarantee the obligations of the Surviving Corporation pursuant to the preceding sentence.  Buyer further agrees not to amend or modify the Charter Documents of any Acquired Company with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors or officers (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors or officers).  This Section 7.2.6 shall continue for a period of six (6) years following the Closing and is intended to benefit each director or officer of an Acquired Company who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents of such Acquired Company as of the date hereof.  The provisions of this Section 7.2.4 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.  This Section 7.2.4 shall continue for a period of six (6) years following the Closing and is intended to benefit each director or officer of an Acquired Company who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents of such Acquired Company as of the date hereof.

7.2.5    280G.  Prior to the Closing, the Company will seek stockholder approval that satisfies the requirements of Q/A-7 of the regulations under Section 280G of the Code (“Section 280G”), including obtaining the waiver, to the extent necessary, by all persons who are “disqualified individuals” within the meaning of Section 280G of all payments and benefits in the nature of compensation that would, but for such waiver (as applicable) and approval be treated as “parachute payments” under Section 280G (either alone or in conjunction with any other event) (collectively, the “280G Payments”).

7.2.6    Further Assurances.  From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the Merger and other transactions contemplated hereby; provided, however, to the extent (and solely to the extent) any litigation is instituted challenging the Merger on the basis that the Company’s acceptance of the terms and conditions set forth in this Agreement constitutes a breach of the fiduciary duties owed by the Company’s board of directors to its stockholders (except to the extent that such litigation is based upon a claim that such acceptance was the result of a defective deliberative process conducted by the Company’s board of directors prior to the date hereof), the Company shall not be required to expend funds to defend such claims arising in such litigation unless Buyer has agreed to reimburse the Company for such expenditures.  In furtherance and not in limitation of the foregoing, (i) Buyer shall use its reasonable best efforts to obtain the financing consistent with the terms specified and described in the information delivered to the Company pursuant to Section 5.5, to advise the Company promptly as to the progress towards, or changes in, the terms and conditions of such financing and to permit the Company reasonable access to financial intermediaries arranging such financing for the purpose of verifying Buyer’s compliance with this Section 7.2.6; and (ii) the Company shall use its reasonable best efforts to provide all cooperation in connection with the arrangement of such financing that is customary as may be reasonably requested by Buyer, including (A) participation in meetings and due diligence sessions, in each case, at times and locations to be mutually agreed upon, (B) assisting Buyer with the preparation of customary bank information memoranda and similar customary documents required in connection with the financing, (C) to the extent not otherwise publically available, furnishing Buyer and its lenders with financial and other pertinent information regarding the Company, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the 1933 Act, (D) obtaining accountants’ comfort letters and legal opinions and (E) executing and delivering any pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company.

7.3       No Shop.  The Company shall not, and shall not permit any of its Subsidiaries or its or their Affiliates, stockholders, directors, officers, employees, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, assist, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Acquired Companies or any capital stock or other ownership interest in any Acquired Company, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person, any information concerning the business, operations, properties or assets of the Acquired Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

7.4       Labor Relations.  The Company shall comply with all notices and other provisions of collective bargaining agreements and applicable Law as may be necessary to accomplish the transactions contemplated by the Agreement.

ARTICLE 8

Termination

This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Stockholders and the adoption of this Agreement by the sole stockholder of the Merger Sub) as follows:

8.1       Termination by Mutual Consent.  This Agreement may be terminated at any time and the Merger may be abandoned before the Effective Time by the mutual written consent of Buyer and the Company.

8.2       Unilateral Termination.

8.2.1    Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the right to terminate this Agreement under this Section 8.2.1 shall not be available to a party if the issuance of such nonappealable final Order was primarily due to the breach of such party of its obligations under this Agreement.

8.2.2    Buyer may terminate this Agreement by giving written notice to the Company on or before the third (3rd) Business Day after the Stockholder Approval Delivery

Date if the Stockholder Approval shall not have been obtained and delivered to Buyer on or before the delivery of such written notice.

8.2.3    The Company, by giving written notice to Buyer, may terminate this Agreement at any time after November 30, 2015 (the “Termination Date”), if the Closing shall not have occurred on or before the Termination Date, provided, that the right to terminate this Agreement pursuant to this Section 8.2.3 shall not be available to the Company if its breach of this Agreement has been the primary cause of, or primarily resulted in, the Merger not being consummated on or before such date.

8.2.4    Buyer, by giving written notice to the Company, may terminate this Agreement at any time after the Termination Date, if the Closing shall not have occurred on or before the Termination Date, provided, that the right to terminate this Agreement pursuant to this Section 8.2.4 shall not be available to Buyer if its breach of this Agreement has been the primary cause of, or primarily resulted in, the Merger not being consummated on or before such date.

8.2.5    The Company, at any time prior to the Closing, if all of the conditions set forth in Section 6.1 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided such conditions are capable of being satisfied as of the date of the Company’s notice terminating the Agreement pursuant to this Section 8.2.5), the Company has given notice to Buyer in writing that it is prepared to consummate the Closing and Buyer and Merger Sub fail to consummate the transactions contemplated by this Agreement by the third (3rd)  Business Day after the Closing should have occurred pursuant to Section 2.2 and the Company stood ready, willing and able to consummate the Closing throughout such three (3) Business Day period.

8.2.6    The Company, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Termination Date if Buyer or Merger Sub shall have failed to comply in all material respects with the covenants or agreements contained in this Agreement to be complied with or performed by Buyer or Merger Sub at or prior to the date of such notice and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.2.6 shall not be available if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement.

8.2.7    Buyer, by giving written notice to the Company, may terminate this Agreement at any time prior to the Termination Date if the Company shall have failed to comply in all material respects with the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to the date of such notice and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.2.7 if Buyer or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement.

8.3       Effect of Termination.

8.3.1    In the event of a termination and abandonment of this Agreement by either Buyer or the Company as provided in this Section 8, this Agreement shall immediately become void and have no effect, and none of Buyer, Merger Sub, the Company, any of their respective Affiliates or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 8.3 (Effect of Termination), Section 8.4 (Fees and Expenses), Article 10 (Construction; Miscellaneous Provisions) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.

8.3.2    Notwithstanding anything to the contrary in this Agreement, if Buyer or Merger Sub breaches this Agreement or fails to perform hereunder, then the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Buyer or Merger Sub for any breach, loss or damage or failure to perform shall be (x) for the Company to terminate this Agreement pursuant to Section 8.2.5 and the Company to receive payment of the Termination Fee or (y) for the Company to terminate this Agreement pursuant to Section 8.2.6 and seek to recover monetary damages from Buyer; provided, that in no event shall Buyer be subject to monetary damages in excess of the amount of the Termination Fee in the aggregate.

8.4       Fees and Expenses.

8.4.1    In the event this Agreement is terminated or deemed terminated pursuant to Section 8.2.5, then Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to the Company, or cause to be paid to the Company, an amount equal to Nine Hundred Forty Thousand Dollars ($940,000) in cash (the “Termination Fee”).

8.4.2    The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty, but are liquidated damages in a reasonable amount that will compensate the Company in the circumstance in which such fee is payable for the efforts and resources expended by the Company and the opportunities foregone by the Company while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision.  If Buyer fails to pay the Termination Fee due to the Company pursuant to this Section 8.4, within the time periods specified in this Section 8.4, and the Company commences a suit which results in a final, non-appealable judgment against Buyer for the Termination Fee or portion thereof, subject to the limitations set forth in Section 8.3.2 Buyer shall pay to the Company the costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company in connection with such suit, together with interest on such unpaid amounts ordered to be paid by a court at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.4.3    Any amount that becomes payable pursuant to Section 8.4 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Company.

ARTICLE 9

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“280G Payments” is defined in Section 7.2.8.

“Actions” is defined in Section 4.15.

“Acquired Companies” means, collectively, the Company and its Subsidiaries and “Acquired Company” means any one of them.

“Acquisition Balance Sheet” is defined in Section 4.5.

“Acquisition Transaction” is defined in Section 7.3.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.

“Agreement” means this Agreement and Plan of Merger, as may be amended from time to time.

“Authorized Action” is defined in Section 7.2.7(c).

“Book-Entry Shares” is defined in Section 3.1.1(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 5.1.

“Certificate of Merger” is defined in Section 2.2.

“Charter Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Closing” and “Closing Date” are defined in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Common Shares” means the Common Stock of the Company, par value $.001 per share.

“Company” is defined in the preamble of this Agreement.

“Company Ancillary Agreements” is defined in Section 4.1.2.

“Company Certificate” is defined in Section 3.3.1(b).

“Company Intellectual Property” means the Intellectual Property owned by the Acquired Companies.

“Company’s Knowledge” means the actual knowledge, after due inquiry, of Hal Compton, Sr., Hal Compton, Jr., and Shane Jorgenson.

“Confidentiality Agreement” is defined in Section 7.2.4.

“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, bond, indenture, commitment, undertaking, arrangement, understanding or agreement whether oral or written.

“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.

“Dissenting Shares” is defined in Section 3.3.5.

“Effective Time” is defined in Section 2.2.

“Enforceability Exceptions” is defined in Section 4.1.3.

“Environment” means the indoor and outdoor environment, including soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Law” means any Law concerning the protection of the Environment, natural resources, or to the extent relating to exposure to Hazardous Material, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Computershare Trust Company, N.A., Computershare, Inc., or such other exchange agent as may be acceptable to the Company.

“Exchange Agent Account” is defined in Section 3.2.

“Exchange Agent Agreement” means the Exchange Agent Agreement, entered into on or prior to the Closing Date, by and between the Exchange Agent and the Company.

“FBCA” is defined in the Recitals.

“Financial Statements” is defined in Section 4.5(a).

“Fundamental Representations” means those representations and warranties set forth in  Section 4.1 [Organization and Good Standing; Authority; Enforceability], Section 4.2 [Capital Stock], Section 4.3 [Subsidiaries; Other Ventures] and Section 4.16 [Brokerage].

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, department, commission, instrumentality or bureau of any such government or political subdivision, or any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, storage, disposal, treatment or transportation of which is regulated under or defined by Law or that would reasonably be expected to result in liability under Environmental Law.

“Indebtedness” means, as at any date of determination thereof (without duplication), all Liabilities of the Acquired Companies in respect of:  (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums), or evidenced by the Acquired Companies’ assumption of liability of principal shareholders and/or their Affiliates as maker, or status of  principal shareholders and/or their Affiliates as noteholder of debts incurred in connection with the prior acquisition of the Acquired Companies; (c) capital lease obligations; (d) any indebtedness guaranteed by an Acquired Company; (e) all obligations for the deferred purchase price of assets, property or services (other than trade payables incurred in the ordinary course of business), (f) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the ordinary course of business), (g) any obligations with respect to any interest rate hedging or swap agreements and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of an Acquired Company (whether or not such obligation is assumed by such Acquired Company).  Notwithstanding the foregoing, Indebtedness shall not include (A) any operating or lease obligations (other than capital leases), (B) any intercompany obligations between or among the Acquired Companies, and (C) any undrawn letters of credit, performance bonds, banking acceptances, indemnities or similar obligations entered into in the ordinary course of business.

“Information Statement” is defined in Section 7.1.2(b).

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction throughout the world, including the following: (a) patents, patent applications, patent disclosures, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, Order or requirement of any Governmental Authority.

“Leased Real Property” is defined in Section 4.12(a).

“Leases” is defined in Section 4.12(a).

“Liabilities” is defined in Section 4.6.

“Licenses” is defined in Section 4.13(b).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, deed of trust, servitude, transfer restriction, option, right of first refusal, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Material Adverse Effect” means any circumstance, , individually or in the aggregate, is or is reasonably likely to (i) bematerially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Acquired Companies taken as a whole or (ii) have a material adverse effect on the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement; provided, however, to the extent (and solely to the extent) any effect, change, fact, event, occurrence, development or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”:  (i) changes in U.S. economic conditions, or (ii) general changes or developments in the industry in which the Company and its Subsidiaries operate unless, in the case of the foregoing clauses (i) and (ii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), properties, business, operations, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries taken as a whole relative to other industry participants.

“Material Contracts” is defined in Section 4.14.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 3.1.

“Merger Sub” is defined in the preamble of this Agreement.

“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Outstanding Shares” is defined in Section 4.2.1.

“PBGC” is defined in Section 4.10(b)(viii).

“Per Share Merger Consideration” means an amount equal to the quotient of (x) the Merger Consideration divided by (y) the total number of Shares outstanding as of immediately prior to the Effective Time.

“Permits” is defined in Section 4.11(a).

“Permitted Liens” means:  (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which no Acquired Company is in default; (c) Liens arising by operation of Law, none of which individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted; (d) Liens for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; and (e) Liens granted to lenders in connection with secured Indebtedness of the Company described in the SEC Reports.

“Person” means an individual, a corporation, a limited liability company, a partnership, a firm, a joint venture, a trust, an unincorporated association, any Governmental Authority or any other entity or organization.

“Plans” means, collectively, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and (ii) all other employment, severance, salary continuation, consulting, retention, bonus, incentive, stock option, welfare, retirement, pension, profit sharing or deferred compensation agreement, plan, contract, program, fund or arrangement of any kind, in each case with respect to which any of the Acquired Companies currently is the sponsor or under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has or has had in the six (6) years preceding the Closing Date any present or future liability.

“Pre-Closing Period” is defined in Section 7.1.1.

“Preferred Shares” means the Preferred Shares of the Company, par value $.001 per share (and each is referred to individually as a “Preferred Share”).

“Related Person” is defined in Section 4.19.

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clauses (A), (B), (C) and (D) therein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission or any successor agency.

“SEC Reports” is defined in Section 4.11(b).

“Section 280G” is defined in Section 7.2.8.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shares” means, collectively, the Common Shares and the Preferred Shares (and each Common Share and Preferred Share is referred to individually as a “Share”).

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Stockholder Approval” is defined in Section 6.1(a).

“Stockholder Approval Delivery Date” is defined in Section 6.1(a).

“Stockholder Letter of Transmittal” is defined in Section 3.3.1(d).

“Stockholders” means the holders of capital stock (of any class) of the Company.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly, of record or beneficially, through one or more intermediaries.

“Surviving Corporation” is defined in Section 2.1.1.

“Tax” or “Taxes” means:  (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, (i) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes; and (b) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” is defined in Section 8.2.3.

ARTICLE 10

Construction; Miscellaneous Provisions

10.1     Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)        If to Buyer or Merger Sub, or following the Closing, the Surviving Corporation, to:

c/o WMK, Inc.

4199 Kinross Lakes Parkway, Suite 300

Richfield, Ohio  44286

Attention:  William Koeblitz

With a copy to:

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114

Attention:  Thomas F. McKee

Telecopy Number:  (216) 241-0816

(b)        If to the Company (prior to Closing), to:

HASCO Medical, Inc.

15928 Midway Road

Addison, Texas 75001

Attention:  Hal Compton, Jr., President and CEO

With a copy to:

Ira S. Saul, PLC

4126 Leonard Drive

Fairfax, Virginia 22030

Telecopy Number:  (703) 273-8852

or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Company in accordance with this Section 10.1.  Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed.  Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2     Entire Agreement.  This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer and Merger Sub concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3     Modification.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable unless the same shall be in writing and signed by Buyer, Merger Sub and the Company.  No waiver of any provision hereunder shall extend to affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

10.4     Jurisdiction and Venue; Waiver of Trial by Jury.

(a)        The parties hereto agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Ohio having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement.  Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, suit, action or other proceeding.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such section.

(b)        THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT HAS MADE THIS WAIVER VOLUNTARILY.

10.5     Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed (including failing to take such actions as are required hereunder to consummate this Agreement) in accordance with their specified terms or were otherwise breached. It is therefore acknowledged and agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.  The parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In the event a party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party, as applicable, shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6     Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, Merger Sub and the Company, and their respective successors and permitted assigns.

10.7     Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.8     Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.9     Counterparts.  This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.  A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

10.10   Third Parties.  Except as contemplated by Section 7.2.4 (with respect to indemnified parties) and by Section 6.2(e) (with respect to principal shareholders of the Company and/or their Affiliates to be released from personal guarantees of  Indebtedness, or from liability as maker, or status as noteholder of debts incurred in connection with the prior acquisition of the Acquired Companies) or as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.

10.11   Disclosure Letter and Exhibits.  The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.  Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Letter, any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in such other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section of the Disclosure Letter and such other representations and warranties.  All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

10.12   Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

10.13   Construction.  This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

10.14   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

10.15   Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such  provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not affect any other provision hereof.  Notwithstanding anything contained in this Agreement to the contrary, the parties intend that the remedies and limitations set forth in Sections 8.3.2, 8.4.1 and 8.4.2 to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any respect.

The remainder of this page was intentionally left blank with one (1) counterpart signature pages following.

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have executed and delivered this Agreement and Plan of Merger, or have caused this Agreement and Plan of Merger to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

WMK, INC.

By:   /s/ Bill Koeblitz

Its:   President/CEO

MERGER SUB:

WMK ACQUISITION, INC.

By:   /s/ Bill Koeblitz

Its:   President/CEO

COMPANY:

HASCO MEDICAL, INC.

By:   /s/ Hal Compton, Jr.

Its:   President and CEO